Exhibit 10.08
EXHIBIT A
CONSULTING AGREEMENT
     CONSULTING AGREEMENT, effective as of October 1, 2007, by and between BROOKS AUTOMATION, INC., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824 (the “Company”) EDWARD C. GRADY, of 124 2nd Street, Apt #3, Los Altos, CA 94022
WITNESSETH:
     WHEREAS, Consultant has been employed by the Company pursuant to a Second Amended and Restated Employment Agreement, effective September 1, 2006 (the “Employment Agreement”);
     WHEREAS, the Consultant and Company have executed an Indemnification Agreement (the “Indemnification Agreement”)’
     WHEREAS, the Consultant and Company have executed an Executive Invention, Nondisclosure, Noncompetition and Nonsolicitation Agreement (the “Noncompetition Agreement”);
     WHEREAS, the Employment Agreement provides that the parties would enter into a Consulting Agreement in certain circumstances in connection with the Employment Agreement; and
     WHEREAS, the Company and Consultant desire to enter into a Consulting Agreement (the “Consulting Agreement”) on the terms set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein it is hereby agreed by and between the Company and Consultant as follows:
1. Consulting Term. The term of this Consulting Agreement shall be four years, unless earlier terminated in accordance herewith, commencing October 1, 2007 (the “Effective Date”) and ending September 30, 2011 (the “Term”).
2. Consulting Responsibilities. Consultant shall, if and to the extent requested by the Company’s Board of Directors, provide the Company’s Board of Directors and Chief Executive Officer with advice on strategic planning issues and assist them with the transitioning of management to a new executive team. Consultant shall be available for up to one hundred (100) hours per quarter to provide such consulting services as may be reasonably requested by the Board. If the Board does not request such services in any particular quarter, then the hours not utilized by the Company shall not carry over into any subsequent quarters. Consultant shall be permitted to perform the duties under this Section 2 in the geographic location of his choice. Consultant shall be considered for nomination to the Company’s Board of Directors each year of the Term (as defined below) by the Company’s Nominating and Governance Committee.
3. Remuneration.
     (a) Fees. In consideration of Consultant entering into this Consulting Agreement, and of his agreeing to furnish services as Consultant hereunder, the Company shall pay to

Consultant an annual fee of One Hundred Thousand Dollars ($100,000). The annual fee shall be paid in monthly installments in accordance with the Company’s normal practices. The Consultant shall be an independent contractor and will be responsible for all self-employment taxes. Executive shall be eligible to receive additional fees as determined by the Compensation Committee in light of the services provided by the Consultant hereunder.
     (b) Expenses. The Company shall reimburse Consultant for his reasonable out-of-pocket expenses incurred in connection with the furnishing of services hereunder and in accordance with the Company’s expense policies for independent contractors.
     (c) Restricted Stock/Options. If this Consulting Agreement is terminated by the Company without cause as defined below, then notwithstanding anything herein or in the governing plan, stock or option agreement to the contrary, all stock options then held by the Consultant shall continue to vest in accordance with the vesting schedule therein, without regard to any continued employment or other relationship with the Company, and remain exercisable, for the remaining option term.
     (d) Benefits. During the Term and to the extent permitted by the applicable plan, Consultant shall be eligible for participation in and shall receive all benefits available under the Brooks Automation, Inc. 401(k) Plan, and the Company’s welfare benefit plans, practices, policies and programs (including disability, salary continuance, group life, accidental death and travel accident insurance plans and programs) normally available to other senior executives. These benefits shall be in addition to the benefits required to be provided to the Executive pursuant to Section 15 of the Employment Agreement which shall survive independently from this consulting agreement. In addition, at the request of the Consultant, the Company will use its commercially reasonable efforts to implement an arrangement whereby the Consultant may continue to participate in the company Deferred Compensation Plan established 04/01/2005 and defer some or all of the remuneration he is due hereunder to the extent such an arrangement is available in compliance with applicable law, including Section 409A of the Internal Revenue Code.
4. Termination of Consulting. The Company or Consultant may terminate this Consulting Agreement by providing at least sixty (60) days written notice to the other in accordance with the notice requirements of Section 8(f) herein. If the Company (or any successor or assignee) terminates the Consulting Agreement without cause as defined below, then it shall continue to pay the fees and provide the benefits set forth in Sections 3(a), 3(b) and 3(c) above through the expiration of the Term but all other rights and obligations of the Company or Consultant shall cease and be completely void expect as specifically set forth in this Consulting Agreement. If this Consulting Agreement is terminated by the Company for cause or by the Consultant, then the Company shall have no further obligation hereunder. For purposes of this Section, “cause” shall mean the (i) Consultant’s conviction of, or the entry of a plea of guilty or nolo contendere to any misdemeanor involving moral turpitude or any felony; (ii) fraud, embezzlement, or similar act of dishonesty, unauthorized disclosure, attempted disclosure, use or attempted use of confidential information; acts prejudicial to the interest or reputation of the Company; or falsification, concealment or distortion of management information; (iii) conduct by the Consultant constituting an act of moral turpitude, or acts of physical violence while on duty; (iv) the Consultant’s willful failure or refusal to perform the duties on behalf of the Company which are consistent with the scope and nature of the Consultant’s responsibilities, or otherwise to comply with a lawful directive or policy of the Company; (v) any act of gross negligence, gross corporate waste or disloyalty by the Consultant to the Company or the commission of any intentional tort by the Consultant against the Company; or (vi) material breach of this Agreement by the Consultant.
5. Public Statements. For so long as the Consultant is engaged by the Company under this Consulting Agreement, and at all times thereafter, the Consultant shall support the Company in public statements and in all dealings with third parties, and will refrain from making any derogatory or harmful statements with respect to the Company or taking any action that would reflect negatively on the Company or any of its officers, directors, employees, advisors, customers or other related or affiliated parties.
6. Release. Except for Consultant’s rights arising under any option agreements, restricted stock agreements, the Indemnification Agreement, the Noncompetition Agreement and this Consulting Agreement, Consultant specifically releases, remises and forever discharges the Company and its officers, directors, agents and employees, acting in their capacity as such officer, managing director and employee, from all claims of any nature which Consultant now has or ever had arising from his employment with the Company, whether common law claims or statutory claims, including but not limited to:
     (a) claims under any United States state or federal discrimination, fair employment practices or other employment related statute, or regulation (as they may have been amended through the date of this Consulting Agreement) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, color, religion, national origin, age, gender, marital status, disability, handicap, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any claims arising under the Federal Rehabilitation Act of 1973, Age Discrimination in Employment Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Massachusetts or other state or local statute or ordinance;
     (b) claims under any other United States state or federal employment related statute, or regulation (as they may have been amended through the date of this Consulting Agreement) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts or other state or local statute or ordinance;
     (c) claims under any United States state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence;
     (d) any other claim arising under United States state or federal law;

     (e) any benefits under the Employment Agreement including, without limitation, any termination benefits provided under Sections 7 and 8 thereunder; and
     (f) notwithstanding anything herein to the contrary, Consultant is not releasing, and shall not be deemed to have released, any and all common law, contractual, statutory or other rights of Consultant may under the Indemnification Agreement or contribution, if any, or any claims to the extent of available insurance coverage.
7. Older Workers Benefit Protection Act of 1990. This paragraph is intended to comply with the United States Older Workers Benefit Protection Act of 1990 (“OWBPA”) with regard to Consultant’s waiver of rights under the United States Age Discrimination in Employment Act of 1967 (“ADEA”):
     (a) Consultant is specifically waiving rights and claims under ADEA;
     (b) The waiver of rights under ADEA does not extend to any rights or claims arising after the date this Consulting Agreement is signed by Consultant;
     (c) Consultant acknowledges receiving consideration for this waiver;
     (d) Consultant acknowledges that he has been advised to consult with an attorney before signing this Consulting Agreement; and
     (e) Consultant acknowledges that after receiving a copy of this Consulting Agreement, Consultant had the right to take up to 21 days to consider his decision to sign the Consulting Agreement; the parties agree that changes, whether material or immaterial, do not restart the running of the 21 day period. Further, that Consulting Agreement does not become effective for a period of seven days after Consultant signs it. Consultant has the right to revoke this Consulting Agreement during the seven day period. Revocation must be made in writing, signed by Consultant and delivered to the Company during the seven day period. If Consultant revokes this Consulting Agreement, the entire Consulting Agreement shall be null and void.
8. Miscellaneous.
     (a) Incapacity. In the event of Consultant’s disability or incapacity, during the Term, he shall not be required to furnish services hereunder while such incapacity or disability continues, and during the period of such incapacity or disability, the salary and benefits payable to him as provided herein shall be paid in the same amounts and at the same times as it would have been payable if he had not been under such incapacity or disability.
     (b) Entire Agreement. Except as provided herein with respect to the Indemnification Agreement, Noncompetition Agreement, Employment Agreement, restricted stock agreements and option agreements, the Consulting Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral.
     (c) Severability. In the event that any court having jurisdiction shall determine that any covenant or other provision contained in this Consulting Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any covenant or provision wholly unenforceable, the remaining covenants and provisions of this Consulting Agreement shall nevertheless remain in full force and effect.
     (d) Assignment. The Consultant may not make any assignment of this Consulting Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company. The Company shall assign its rights and obligations under this Consulting Agreement, without the consent of Consultant, if the Company shall hereafter effect a reorganization, consolidate with, or merge into any other entity or transfer all or substantially all of its properties or assets to any other person or entity. This Consulting Agreement shall be binding upon and inure to the benefit of the Company, Consultant and their respective successors, executors, administrators, heirs and permitted assigns.
     (e) Arbitration. In the event of a dispute between the parties as to the meaning or interpretation of this Agreement, or the performance of either party hereunder, either party may submit the matter for arbitration in Boston, Massachusetts, to the American Arbitration Association, which is expressly permitted and required hereby, to include the reasonable costs of arbitration, including attorney fees, of the prevailing party, in its decision. If the nonprevailing party should then fail to comply with such decision, the reasonable costs of enforcement, including attorney’s fees, shall be paid to the prevailing party. Such costs shall specifically include any judicial proceeding to confirm such decision.
     (f) Notices. All notices and other communications given or made pursuant hereto shall be in writing (including telecopier, facsimile or similar writing) and shall be deemed to have been duly given or made as of the date delivered, mailed or sent if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by telecopier to the parties at the following addresses or telecopier numbers (or at such other address or telecopier number for a party as shall be specified by like notice, except that notices of changes of address or telecopier numbers shall be effective only upon receipt);
If to Consultant, to him at the following address:
Edward C. Grady
124 2nd Street, Apt. #3
Los Altos, CA 94022
If to the Company, to it at the following address:
Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, MA 01824
Attn: General Counsel
     (g) Governing Law. This Consulting Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

     (h) Amendment. This Consulting Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.
     (i) Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Consulting Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Consulting Agreement, and (iii) the terms and provisions of this Consulting Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Consulting Agreement.
     (j) Compliance. The failure of any party hereto to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such power or right at any other time or times.
     (k) Headings. The headings contained in this Consulting Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Consulting Agreement.
     (l) Counterparts. This Consulting Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     (m) Survival. Notwithstanding any provision of this Consulting Agreement to the contrary, the obligations of the Consultant and the Company pursuant to Sections 4 through 8 hereof, shall each survive termination of this Consulting Agreement.
     (n) Absence of Duress. Consultant acknowledges that he has been afforded sufficient time to understand the terms and effects of this Consulting Agreement, and that the agreements and obligations herein are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Consulting Agreement.
[Signature Page to Follow]

     IN WITNESS WHEREOF, Consultant and the Company’s duly authorized representative have caused this Consulting Agreement to be executed under seal as of the day and year first above written, to become effective seven days after Consultant signs as provided in Paragraph 7(e).

BROOKS AUTOMATION, INC.
By:	/s/ Thomas S. Grilk
Sr. Vice President, General Counsel and Secretary

CONSULTANT:
/s/ Edward C. Grady
Edward C. Grady

I, Edward C. Grady, represent and agree that I have carefully read this Consulting Agreement; that I have been given ample opportunity to consult with my legal counsel or any other party to the extent, if any, that I desire; and that I am voluntarily signing by my own free act. This Consulting Agreement constitutes a voluntary and knowing waiver of rights under the laws and statutes referenced above.

Dated: 9-21, 2007	/s/ Edward C. Grady

Edward C. Grady